EXHIBIT 4(8)

STATE OF ISRAEL
MINISTRY OF FINANCE

ACCOUNTANT GENERAL

June 11, 2025

CONSENT

Re: Registration Statement of
State of Israel on Schedule B

I, Yali Rothenberg, Accountant General of the Ministry of Finance of the State of Israel, hereby consent to the reference to the Accountant General under the caption “Official Statements” in the Prospectus of the State of Israel included in the Registration Statement filed by the State of Israel on the date hereof with the United States Securities and Exchange Commission and any amendments or supplements thereto.

THE GOVERNMENT OF ISRAEL MINISTRY OF FINANCE

/s/ Yali Rothenberg

Yali Rothenberg

Jerusalem, Israel